Exhibit 99.2

For Further Information:

Human Pheromone Sciences, Inc.

84 West Santa Clara Street, Suite 720

San Jose, CA  95113

(408) 938-3030

Contact:

William P. Horgan

Chairman, CEO

For Immediate Release

Human Pheromone Sciences Names Additional Director

San Jose, California, October 17, 2007.  Human Pheromone Sciences, Inc. (OTC Bulletin Board: EROX) (“HPS” or “the Company”) announced today that it filed a Provisional Patent Application with the U.S. Patent and Trademark Office for the use of a novel compound found in nature which has significant positive impacts on both men and women.

“Our scientists have been working for more than eight years, from the initial discovery of this naturally-occurring compound that has its roots in the sea, reproducing it in the laboratory, conducting scientific trials with male and female volunteers and developing a manufacturing process for commercial quantities. Physiological and psychological testing has shown statistically significant increases in a host of positive emotions and feelings in both men and women, including increased feelings of wellness, warmth, sensuality and personal well-being.

“This is a very exciting discovery by our scientists, and the results of human testing exceeded our initial expectations. The patent application is broad-based and covers the use of this compound in a host of potential consumer, personal care, household and environmental products,” a Company spokesperson indicated.  The spokesperson also disclosed that it is actively working on other novel compounds that have shown positive results in preliminary research studies.

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Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of concept products included prestige-priced fragrances and toiletries and environmental products sold under the Natural Attraction®, REALM®, innerREALM® and EROX® trademarks.  These products contain mood-enhancing compounds, whose efficacy has been validated at leading universities around the world, and whose use is covered under United States and foreign patents. The Company has also entered into agreements with leading consumer products companies, such as Avon Products, Johnson & Johnson and Schwarzkopf & Henkel to incorporate the Company’s initial technology in their consumer products. The Company is also involved in research and product development efforts on new compounds that have been previously identified as stimulating the emotional centers of the human brain. Further information is available on line at www.erox.com.

The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results.  Further information on factors that could affect the Company’s results is detailed in the Company’s annual report to shareholders on Form 10-KSB for the year ended December 31, 2006, and Form 10-Q for the six months ended June 30, 2007 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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